Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated April 30, 2021, with respect to the consolidated financial statements of Taoping Inc. and subsidiaries (the “Company”) as of and for the year ended December 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2022.

We also consent to the reference to our firm under the caption “Experts”.

/s/ UHY LLP
New York, New York

August 22, 2023